One CDW Way 200 N. Milwaukee Avenue Vernon Hills, IL 60061 Phone: 847.465.6000 Fax: 847.465.6800 Toll-free: 800.800.4239 CDW.com

October 27, 2025

Sona Chawla
Via Email

Re:    Letter of Understanding Regarding Post-Employment Consulting Services

Dear Sona:
This Letter of Understanding is to memorialize the terms of the arrangement pursuant to which you will provide post-termination consulting services to CDW Corporation and its subsidiaries (“CDW”) from January 1, 2026 through April 9, 2026 (the “Consulting Period”) after your last day of employment with CDW on December 31, 2025.
Consulting Services
1.    During the Consulting Period, you shall make yourself available to perform consulting services with respect to the businesses conducted by CDW. You shall comply with all reasonable requests from CDW for your consulting services, including but not limited to those relating to the transition of your duties to your successor, and shall devote reasonable care to the performance of such consulting services. Your point of contact at CDW during the Consulting Period will be Kate Sanderson. You shall perform the consulting services as an independent contractor without the power to bind or represent CDW or any of its affiliates.
2.    As your sole compensation for your consulting services, your outstanding equity compensation awards granted under CDW’s Long-Term Incentive Plan shall remain outstanding and continue to vest during the Consulting Period in accordance with the terms of the applicable award agreements, and for purposes of such awards you shall be deemed to have voluntarily terminated your continuous service with CDW due to Retirement (as defined in the applicable award agreements) as of the last day of the Consulting Period. You shall not be eligible to receive any other compensation or employee benefits from CDW or its affiliates with respect to your consulting services.

3.    You will continue to be subject to your Compensation Protection Agreement with CDW (“CPA”) through December 31, 2025, provided that you acknowledge that your termination of employment with CDW as of December 31, 2025 does not constitute a Qualify Termination (as defined in your CPA). As of January 1, 2026, you will cease to be eligible for severance benefits under your CPA other than continued access to the Company’s medical plan that you are eligible to receive in the event of a termination of employment for any reason other than a termination by the Company for Cause (as defined in your CPA), as contemplated in your CPA.
A place for your signature is provided below to indicate that you understand and agree to the terms in this Letter of Understanding. Please sign and return one (1) fully executed copy of this Letter of Understanding to me.

Sincerely,

CDW Corporation CDW LLC By: /s/ Fredrick J. Kulevich Name: Frederick J. Kulevich Title: Chief Legal Officer, Executive Vice President, Risk and Compliance, and Corporate Secretary Date: October 27, 2025	Accepted and Agreed: By: /s/ Sona Chawla Name: Sona Chawla Date: October 27, 2025

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